OMNIBUS SUPPLEMENT TO SPECIFIED INDENTURE SUPPLEMENTS

THIS OMNIBUS SUPPLEMENT TO SPECIFIED INDENTURE SUPPLEMENTS, dated as of January 21, 2014 (this “Omnibus Supplement”), is between GE Capital Credit Card Master Note Trust, a Delaware statutory trust, as issuer (the “Issuer”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Indenture Trustee”).

BACKGROUND

WHEREAS, the Issuer and the Indenture Trustee are parties to a Master Indenture, dated as of September 25, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among RFS Holding, L.L.C., RFS Funding Trust, the Issuer, Deutsche Bank Trust Company Delaware, as trustee of RFS Funding Trust, RFS Holding, Inc. and the Indenture Trustee, the Second Amendment to Master Indenture, dated as of June 17, 2004, between the Issuer and the Indenture Trustee, the Third Amendment to Master Indenture, dated as of August 31, 2006, between the Issuer and the Indenture Trustee, the Fourth Amendment to Master Indenture, dated as of June 28, 2007, between the Issuer and the Indenture Trustee, the Fifth Amendment to Master Indenture, dated as of May 22, 2008, between the Issuer and the Indenture Trustee, the Sixth Amendment to Master Indenture, dated as of August 7, 2009, between the Issuer and the Indenture Trustee and the Seventh Amendment to Master Indenture, dated as of January 21, 2014, between the Issuer and the Indenture Trustee (as amended, the “Master Indenture”), and the Omnibus Supplement to Specified Indentures, dated August 20, 2012 (the “2012 Omnibus Amendment”), the Series 2009-4 Indenture Supplement, dated as of November 24, 2009 (as supplemented by the 2012 Omnibus Amendment, the “Series 2009-4 Indenture Supplement”), the Second Amended and Restated Series 2009-VFN4 Indenture Supplement, dated as of March 25, 2013, the Series 2010-1 Indenture Supplement, dated as of March 31, 2010 (as supplemented by Supplement Number 1 to the Series 2010-1 Indenture Supplement, dated as of November 27, 2012 and as further supplemented by the 2012 Omnibus Amendment, the “Series 2010-1 Indenture Supplement”), the Series 2010-2 Indenture Supplement, dated as of April 7, 2010 (as supplemented by Supplement Number 1 to the Series 2010-2 Indenture Supplement, dated as of November 27, 2012, the “Series 2010-2 Indenture Supplement”), the Series 2010-VFN1 Indenture Supplement, dated as of July 1, 2010; the Series 2010-VFN2 Indenture Supplement, dated as of December 22, 2010, the Series 2011-2 Indenture Supplement, dated as of June 16, 2011 (as supplemented by the 2012 Omnibus Amendment the “Series 2011-2 Indenture Supplement”), the Series 2011-VFN1 Indenture Supplement, dated as of July 28, 2011, the Series 2011-VFN2 Indenture Supplement, dated as of November 9, 2011, the Series 2011-VFN3 Indenture Supplement, dated as of December 19, 2011, the Series 2012-1 Indenture Supplement, dated as of January 25, 2012 (as supplemented by the 2012 Omnibus Amendment, the “Series 2012-1 Indenture Supplement”), the Series 2012-2 Indenture Supplement, dated as of February 2, 2012 (as supplemented by the 2012 Omnibus Amendment, the “Series 2012-2 Indenture Supplement”), the Series 2012-3 Indenture Supplement, dated as of April 18, 2012 (as supplemented by the 2012 Omnibus Amendment, the “Series 2012-3 Indenture Supplement”), the Series 2012-4 Indenture Supplement, dated as of June 20, 2012 (as supplemented by the 2012 Omnibus Amendment, the “Series 2012-4 Indenture Supplement”), the Series 2012-5 Indenture Supplement, dated as of June 20, 2012 (as supplemented by the 2012 Omnibus Amendment, the “Series 2012-5 Indenture Supplement”), the Series 2012-6 Indenture Supplement, dated as of August 29, 2012 (the “Series 2012-6 Indenture Supplement”), the Series 2012-7 Indenture Supplement, dated as of October 17, 2012 (the “Series 2012-7 Indenture Supplement”), the Series 2012-VFN1 Indenture Supplement, dated as of July 16, 2012, and the Series 2013-1 Indenture Supplement, dated as of March 26, 2013 (the “Series 2013-1 Indenture Supplement”);

WHEREAS, the parties hereto desire to amend the Series 2009-4 Indenture Supplement, the Series 2010-1 Indenture Supplement, the Series 2010-2 Indenture Supplement, the Series 2011-2 Indenture Supplement, the Series 2012-1 Indenture Supplement, the Series 2012-2 Indenture Supplement, the Series 2012-3 Indenture Supplement, the Series 2012-4 Indenture Supplement, the Series 2012-5 Indenture Supplement, the Series 2012-6 Indenture Supplement, the Series 2012-7 Indenture Supplement and the Series 2013-1 Indenture Supplement (collectively, the “Specified Series Supplements”); and

WHEREAS, this Omnibus Supplement is being entered into pursuant to Section 9.1(b) of the Master Indenture and Section 8.1 of each Specified Series Supplement, and all conditions precedent to the execution of this Omnibus Supplement, as set forth in such Section 9.1(b) and each such Section 8.1, have been satisfied.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Definitions. Capitalized terms defined in the Master Indenture and used but not otherwise defined herein have the meanings given to them in the Master Indenture, and terms defined in a Specified Series Supplement and used but not otherwise defined herein or in the Master Indenture have the meanings given to them in such Specified Series Supplement.

SECTION 2.  Amendments to Specified Series Supplements.

(a)    Section 1.1(b) of each of the Specified Series Supplements shall be amended by:

 (i)          in the further proviso of clause (b) of the definition of “Allocation Percentage” thereof, deleting the words “is permitted to make” and substituting the word “makes” therefor;

 (ii)         replacing the definition of “Investor Finance Charge Collections” with the following:

 ““Investor Finance Charge Collections” means, for any Monthly Period, an amount equal to the aggregate amount of Finance Charge Collections allocated to the Series issued pursuant to this Indenture Supplement pursuant to Section 4.3(a) for all Dates of Processing during such Monthly Period.”;

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 (iii)        replacing the definition of “Investor Principal Collections” with the following:

 ““Investor Principal Collections” means, for any Monthly Period, (a) during the Revolving Period, amounts deposited by the holder(s) of the Transferor Interest to the Collection Account in respect of Reallocated Principal Collections pursuant to Section 4.3(c), and (b) during the Controlled Accumulation Period or the Early Amortization Period, an amount equal to the lesser of (i) the Required Principal Deposit Amount for such Monthly Period and (ii) the aggregate amount of Principal Collections allocated to the Series issued pursuant to this Indenture Supplement pursuant to Section 4.3(b) for all Dates of Processing during such Monthly Period; provided that, for any Monthly Period in which the Early Amortization Period commences, the amount described in this clause (ii) shall equal the sum of (x) the lesser of (A) the aggregate amount of Principal Collections allocated to the Series issued pursuant to this Indenture Supplement pursuant to Section 4.3(b) for all Dates of Processing during any portion of the Monthly Period preceding the date on which the Early Amortization Period commences and (B) the Required Principal Deposit Amount during the portion of such Monthly Period preceding the date on which the Early Amortization Period commences, plus (y) the aggregate amount of Principal Collections allocated to the Series issued pursuant to this Indenture Supplement pursuant to Section 4.3(b) for all Dates of Processing during any portion of the Monthly Period on and after the commencement of the Early Amortization Period.”;

 (iv)        deleting the definitions of “Percentage Allocation” and “Target Amount”; and

 (v)         adding the following definitions in the appropriate alphabetical order:

 ““Required Deposit Amount” means, with respect to the Series issued pursuant to this Indenture Supplement, for any Monthly Period, the sum of (a) the Required Finance Charge Deposit Amount on such Date of Processing and (b) the Required Principal Deposit Amount on such Date of Processing.”

 ““Required Principal Deposit Amount” means, with respect to the Series issued pursuant to this Indenture Supplement, for any Monthly Period, an amount equal to (a) during the Revolving Period, zero, (b) during the Controlled Accumulation Period, the Controlled Deposit Amount for the related Payment Date, and (c) during the Early Amortization Period, the Note Principal Balance, minus any amount already on deposit in the Principal Accumulation Account.”

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(b)    Section 1.1 of each of the Series 2009-4 Indenture Supplement, the Series 2010-1 Indenture Supplement, the Series 2010-2 Indenture Supplement, the Series 2012-1 Indenture Supplement, the Series 2012-2 Indenture Supplement, the Series 2012-5 Indenture Supplement, the Series 2012-6 Indenture Supplement, the Series 2012-7 Indenture Supplement and the Series 2013-1 Indenture Supplement shall be amended by adding the following definition in the appropriate alphabetical order:

 ““Required Finance Charge Deposit Amount” means, with respect to the Series issued pursuant to this Indenture Supplement, for any Monthly Period, the sum of (a) the fees payable to the Indenture Trustee, the Trustee and the Administrator on the related Payment Date, (b) the Monthly Interest on the related Payment Date, (c) the Noteholder Servicing Fee, (d) if on such Date of Processing the Free Equity Amount is less than the Minimum Free Equity Amount after giving effect to all transfers and deposits on that Date of Processing, the Investor Default Amount and (e) any amount required to be deposited in the Reserve Account and the Spread Account on the related Payment Date. To the extent any data needed to calculate the Required Finance Charge Deposit Amount is not available on any Date of Processing, the Issuer shall use the corresponding data as most recently determined or other reasonable estimate of such data until the required data is available (which shall be no later than the Transfer Date in the following Monthly Period). Without limiting the foregoing, for purposes of determining the Investor Default Amount on any Date of Processing, the Investor Default Amount shall be estimated based on the assumption that the Investor Default Amount for the current Monthly Period will equal the Investor Default Amount for the prior Monthly Period multiplied by 1.25.”

(c)    Section 1.1 of each of the Series 2011-2 Indenture Supplement, the Series 2012-3 Supplement and the Series 2012-4 Supplement shall be amended by adding the following definition in the appropriate alphabetical order:

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 ““Required Finance Charge Deposit Amount” means, with respect to the Series issued pursuant to this Indenture Supplement, for any Monthly Period, the sum of (a) the fees payable to the Indenture Trustee, the Trustee and the Administrator on the related Payment Date, (b) the Monthly Interest on the related Payment Date, (c) the Noteholder Servicing Fee, (d) if on such Date of Processing the Free Equity Amount is less than the Minimum Free Equity Amount after giving effect to all transfers and deposits on that Date of Processing, the Investor Default Amount and (e) any amount required to be deposited in the Reserve Account and the Spread Account on the related Payment Date. To the extent any data needed to calculate the Required Finance Charge Deposit Amount is not available on any Date of Processing, the Issuer shall use the corresponding data as most recently determined or other reasonable estimate of such data until the required data is available (which shall be no later than the Transfer Date in the following Monthly Period). Without limiting the foregoing, (x) for purposes of determining the Monthly Interest on any Date of Processing on which the applicable LIBOR has not been determined, the applicable LIBOR shall be estimated based on the assumption that LIBOR will equal LIBOR as determined on the LIBOR Determination Date for the current Interest Period multiplied by 1.25. and (y) for purposes of determining the Investor Default Amount on any Date of Processing, the Investor Default Amount shall be estimated based on the assumption that the Investor Default Amount for the current Monthly Period will equal the Investor Default Amount for the prior Monthly Period multiplied by 1.25.”

(d)    Section 4.3 of each of the Specified Series Supplements shall be amended by deleting Section 4.3 thereof and replacing it with the following:

“SECTION 4.3. Calculations and Series Allocations.

(a)    Allocations of Finance Charge Collections. On each Date of Processing, the Issuer shall allocate to the Noteholders of the Series issued pursuant to this Indenture Supplement an amount equal to the product of (A) the Allocation Percentage and (B) the aggregate Finance Charge Collections processed on such Date of Processing. On or prior to 12:00 noon, New York City time, on each Transfer Date, the Issuer shall transfer from the Collection Account to the Finance Charge Account, an amount equal to the lesser of the Investor Finance Charge Collections for the preceding Monthly Period and the Required Finance Charge Deposit Amount for the preceding Monthly Period.

(b)    Allocations of Principal Collections. On each Date of Processing, the Issuer shall allocate to the Noteholders of the Series issued pursuant to this Indenture Supplement an amount equal to the product of (A) the Allocation Percentage and (B) the aggregate amount of Principal Collections processed on such Date of Processing. Principal Collections allocated to the Series issued pursuant to this Indenture Supplement in excess of the Investor Principal Collections shall be treated as Shared Principal Collections. On or prior to 12:00 noon, New York City time, on each Transfer Date, the Issuer shall transfer from the Collection Account to the Principal Account, an amount equal to the Available Principal Collections to the extent such funds have not been deposited into the Principal Account pursuant to Section 4.4(a) or any other provision of this Agreement.

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(c)    Calculations and Additional Deposits on Transfer Date. With respect to each Monthly Period falling in the Revolving Period, to the extent that Principal Collections allocated to the Noteholders of the Series issued pursuant to this Indenture Supplement pursuant to Section 4.3(b) are paid to the holders(s) of the Transferor Interest, the Issuer shall cause the holder(s) of the Transferor Interest to make an amount equal to the Reallocated Principal Collections for the related Transfer Date available on that Transfer Date for application in accordance with Section 4.7. Notwithstanding the provisions of Section 8.4(a) of the Indenture allowing Collections for any Monthly Period in excess of the Aggregate Required Deposit Amount for such Monthly Period to be distributed to the holder(s) of the Transferor Interest, (1) “Reallocated Principal Collections” for the related Transfer Date shall be calculated as if the full amount of Finance Charge Collections allocated to the Series issued pursuant to this Indenture Supplement during that Monthly Period had been deposited in the Collection Account and applied as Available Finance Charge Collections on the related Payment Date in accordance with Section 4.4(a) and (2) Collections of Finance Charge Receivables allocated to the Series issued pursuant to this Indenture Supplement during that Monthly Period that were released to the holder(s) of the Transferor Interest pursuant to Section 8.4(a) of the Indenture shall be deemed, for purposes of all calculations under this Indenture Supplement, to have been applied as Available Finance Charge Collections to the items specified in Section 4.4(a) to which such amounts would have been applied (and in the priority in which they would have been applied) had such amounts been available in the Collection Account on the related Payment Date. To avoid doubt, the calculations referred to in clause (2) of the preceding sentence include the calculations required by clause (b)(iv) of the definition of Collateral Amount. If on any Transfer Date the Free Equity Amount is less than the Minimum Free Equity Amount after giving effect to all transfers and deposits on that Transfer Date, the Issuer shall cause the holder(s) of the Transferor Interest, on that Transfer Date, to deposit into the Principal Account funds in an amount equal to the amounts of Available Finance Charge Collections that are required to be treated as Available Principal Collections pursuant to Sections 4.4(a)(vi), (vii) and (x) but are not available from funds in the Finance Charge Account as a result of the release of Collections to the holder(s) of the Transferor Interest pursuant to Section 8.4(a) of the Indenture.

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(d)    Notwithstanding anything to the contrary contained in the Agreement, (i) funds required to be deposited into the Finance Charge Account or Principal Account pursuant to this Indenture Supplement that would be subsequently transferred to the Distribution Account may instead be directly deposited to the Distribution Account, and (ii) any funds required to be deposited into the Finance Charge Account or Principal Account pursuant to this Indenture Supplement that would be subsequently transferred to the Issuer or the holder(s) of the Transferor Interest shall not be required to be transferred to any Series Account and may be directly paid to the Issuer or the holder(s) of the Transferor Interest pursuant to the priority of payments set forth in this Indenture Supplement.”

(e)    Section 4.4 of each of the Series 2009-4 Indenture Supplement, the Series 2010-1 Indenture Supplement and the Series 2010-2 Indenture Supplement shall be amended by deleting the last sentence of clause (c)(iii) thereof and replacing it with the following:

“As of any Payment Date during the Controlled Accumulation Period or Early Amortization Period on which Principal Collections allocated to the Series issued pursuant to this Indenture Supplement are treated as Shared Principal Collections, the Collateral Amount shall be reduced by an amount equal to the lesser of (x) the amount of Principal Collections allocated to the Series issued pursuant to this Indenture Supplement that are applied as Shared Principal Collections and (y) the Surplus Collateral Amount.”

(f)     Section 4.4 of each of the Series 2011-2 Indenture Supplement, the Series 2012-1 Indenture Supplement, the Series 2012-2 Indenture Supplement, the Series 2012-3 Indenture Supplement, the Series 2012-4 Indenture Supplement, the Series 2012-5 Indenture Supplement, the Series 2012-6 Indenture Supplement, the Series 2012-7 Indenture Supplement and the Series 2013-1 Indenture Supplement shall be amended by deleting clause (f) thereof and replacing it with the following:

“(f)   As of any Payment Date during the Controlled Accumulation Period or Early Amortization Period on which Principal Collections allocated to the Series issued pursuant to this Indenture Supplement are treated as Shared Principal Collections, the Collateral Amount shall be reduced by an amount equal to the lesser of (x) the amount of Principal Collections allocated to the Series issued pursuant to this Indenture Supplement that are applied as Shared Principal Collections and (y) the Surplus Collateral Amount.”

(g)    Section 4.12(a) of each of the Series 2009-4 Indenture Supplement, the Series 2010-1 Indenture Supplement and the Series 2010-2 Indenture Supplement shall be amended by deleting the phrase “the immediately preceding Transfer Date” and replacing it with the phrase “the following Transfer Date”.

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SECTION 3. EFFECTIVENESS. This Omnibus Supplement shall become effective as of the date first set forth above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed a counterpart of this Omnibus Supplement, (ii) the Rating Agency Condition shall have been satisfied, and (iii) the Issuer shall have delivered to the Indenture Trustee (x) an Officer’s Certificate to the effect that all requirements for such Omnibus Supplement contained in the Master Indenture have been met and the Issuer reasonably believes that such action will not result in an Adverse Effect and (y) a Tax Opinion. The Issuer shall provide written notice to the Indenture Trustee upon satisfaction of the conditions in the preceding sentence.

SECTION 4.  BINDING EFFECT; RATIFICATION. (a) On and after the execution and delivery hereof, (i) the Specified Series Supplements, as supplemented hereby, remain in full force and effect and (ii) any reference in any of the Specified Series Supplements to “this Agreement”, “this Indenture Supplement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to any Specified Series Supplement, shall mean and be a reference to the Specified Series Supplement as amended hereby. (b) Except as expressly supplemented hereby, the Specified Series Supplements shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

SECTION 5.  NO RECOURSE. It is expressly understood and agreed by the parties hereto that (a) this Omnibus Supplement is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Omnibus Supplement or any other related documents.

SECTION 6.  NO PETITION. The Indenture Trustee covenants that it will not directly or indirectly institute or cause to be instituted against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law unless Noteholders of not less than 66⅔% of the Outstanding Principal Amount of each Class of each Series has approved such filing and it will not directly or indirectly institute or cause to be institute against the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided, that the foregoing shall not in anyway limit the Noteholders’ rights to pursue any other creditor rights or remedies that the Noteholders may have for claims against the Issuer.

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SECTION 7.  MISCELLANEOUS. (a) THIS OMNIBUS SUPPLEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARDING TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)    Headings used herein are for convenience of reference only and shall not affect the meaning of this Omnibus Supplement.

(c)    This Omnibus Supplement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Supplement to be duly executed as of the date first above written.

GE CAPITAL CREDIT CARD MASTER NOTE TRUST,
as Issuer

By:	BNY mellon trust of delaware,
not in its individual capacity, but solely as
Trustee on behalf of the Issuer

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

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DEUTSCHE BANK TRUST COMPANY AMERICAS,
not in its individual capacity,
but solely as the Indenture Trustee

By:	/s/ Louis Bodi
Name:	Louis Bodi
Title:	Vice President

By:	/s/ Mark Esposito
Name:	Mark Esposito
Title:	Assistant Vice President

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